Exhibit 21

List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	Granite Construction Company
California Granite Company
California Granite Construction Company
Granite Construction Company, Inc.
Granite Construction Company (of California)
Granite Construction Company of California
Granite Construction Company of California (Granite Construction Company)
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Supply
Kenny Construction
Kenny Construction Company

Granite Construction Northeast, Inc	New York	Granite Construction Northeast, Inc.

Granite/Parsons/Corman, a Joint Venture	Virginia	Granite/Parsons/Corman, a Joint Venture

Layne Christensen Company	Delaware	Layne Christensen Company